Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Inform Worldwide Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-119405) of Inform Worldwide Holdings, Inc. of our report dated October 15, 2004 relating to the consolidated financial statements of Inform Worldwide Holdings, Inc., which appears in this Form 10-KSB.

Ehrhardt Keefe Steiner & Hottman PC